EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Industrial Services Acquisition Corp.
Carson, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 12, 2005 relating to the financial statements of Industrial Services Acquisition Corp. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP

New York, New York

August 22, 2005